The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Preliminary Pricing Supplement dated April 27, 2023

PROSPECTUS Dated November 16, 2020	Pricing Supplement No. 8,923 to
PROSPECTUS SUPPLEMENT Dated November 16, 2020	Registration Statement Nos. 333-250103; 333-250103-01
Dated May , 2023
Rule 424(b)(2)

$

Morgan Stanley Finance LLC

GLOBAL MEDIUM-TERM NOTES, SERIES A

Senior Notes

Trigger Jump Securities due May 29, 2024

Based on the Performance of a Basket Composed of the Common Stock of Bank of America Corporation, the Common Stock of The Goldman Sachs Group, Inc. and the Common Stock of Citigroup Inc.

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Trigger Jump Securities due May 29, 2024 Based on the Performance of a Basket Composed of the Common Stock of Bank of America Corporation, the Common Stock of The Goldman Sachs Group, Inc. and the Common Stock of Citigroup Inc., which we refer to as the securities, are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. Unlike ordinary debt securities, the securities do not pay interest and do not guarantee any return of principal at maturity. At maturity, you will receive for each security that you hold an amount in cash that will vary depending on the performance of an equally weighted basket of three stocks (the “basket”), as determined on the valuation date. If the basket appreciates or does not depreciate at all over the term of the securities, you will receive for each security that you hold at maturity a positive return on the securities equal to 17%, which we refer to as the upside payment. If the final basket level is less than the initial basket level but greater than or equal to the downside threshold level of 90% of the initial basket level, meaning that the basket has depreciated by an amount less than or equal to 10%, you will receive a payment at maturity equal to the stated principal amount. However, if the final basket level is less than the downside threshold level, meaning that the basket has depreciated by more than 10% from the initial basket level, the payment due at maturity will be significantly less than the stated principal amount of the securities by an amount that is proportionate to the full percentage decrease in the final basket level from the initial basket level. Under these circumstances, the payment at maturity will be less than $900 per security and could be zero. Accordingly, you may lose your entire initial investment in the securities. The securities are for investors who seek an equity-based return and who are willing to risk their principal and forgo current income and appreciation above the fixed upside payment in exchange for the opportunity to receive the upside payment and the limited protection against loss that applies only if the final basket level is greater than or equal to the downside threshold level.

The basket is composed of the common stock of Bank of America Corporation, the common stock of The Goldman Sachs Group, Inc. and the common stock of Citigroup Inc., each of which we refer to as a “basket stock.” The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

•	The stated principal amount and issue price of each security is $1,000.

•	We will not pay interest on the securities.

•	At maturity, you will receive for each $1,000 stated principal amount of securities that you hold:

º	If the final basket level is greater than or equal to the initial basket level:

$1,000 + the upside payment

º	If the final basket level is less than the initial basket level but greater than or equal to the downside threshold level, meaning the value of the basket has declined by no more than 10% from its initial basket level:

$1,000

º	If the final basket level is less than the downside threshold level, meaning the value of the basket has declined by more than 10% from the initial basket level:

$1,000 × basket performance factor

Under these circumstances, the payment at maturity will be significantly less than the stated principal amount of $1,000, and will represent a loss of more than 10%, and possibly all, of your investment.

•	The upside payment will be equal to $170 per security (17% of the stated principal amount).

•	The basket is equally weighted.

•	The initial basket level is 100, which is equal to the sum of the products of (i) the closing level of each of the basket stocks on the pricing date and (ii) the applicable multiplier for such basket stock. The multiplier with respect to each basket stock will be set on the pricing date and will be based on such basket stock’s closing level on such date, so that each basket stock will represent the applicable basket stock weighting in the predetermined initial basket level. The multiplier with respect to each basket stock will remain constant for the term of the securities.

•	The closing level with respect to each basket stock is the closing price of such basket stock multiplied by the adjustment factor for such basket stock. The adjustment factor with respect to each basket stock will be initially set at 1.0 and is subject to change upon certain corporate events affecting such basket stock.

•	The basket closing level on any day is the sum of the products of (i) the closing level of each of the basket stocks on such day and (ii) the applicable multiplier for such basket stock.

•	The final basket level will be equal to basket closing level on May 23, 2024, which we refer to as the valuation date.

•	The initial share price for each basket stock will equal the closing price of such basket stock on the pricing date.

•	The downside threshold level is equal to 90, which is 90% of the initial basket level.

•	The basket performance factor will be equal to (i) the final basket level divided by (ii) the initial basket level.

•	Investing in the securities is not equivalent to investing in the basket or the basket stocks.

•	The securities will not be listed on any securities exchange.

•	The estimated value of the securities on the pricing date is approximately $939.20 per security, or within $35.00 of that estimate. See “Summary of Pricing Supplement” beginning on PS-2.

•	The CUSIP number for the securities is 61774XXD0. The ISIN for the securities is US61774XXD01.

You should read the more detailed description of the securities in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement,” “Terms” and “Additional Information About the Securities.”

The securities are riskier than ordinary debt securities. See “Risk Factors” beginning on PS-9.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE $1,000 PER SECURITY

	Price to public	Agent’s commissions(1)	Proceeds to us(2)
Per Security	$1,000	$	$
Total	$	$	$

(1)	Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $ for each security they sell. See “Additional Information About the Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)	See “Additional Information About the Securities—Use of Proceeds and Hedging” on PS-29.

The agent for this offering, Morgan Stanley & Co. LLC, is our affiliate. See “Additional Information About the Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

MORGAN STANLEY

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Trigger Jump Securities due May 29, 2024 Based on the Performance of a Basket Composed of the Common Stock of Bank of America Corporation, the Common Stock of The Goldman Sachs Group, Inc. and the Common Stock of Citigroup Inc., which we refer to as the securities, we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities offered are medium-term debt securities issued by MSFL and are fully and unconditionally guaranteed by Morgan Stanley. The return on the securities at maturity is based on the performance of an equally weighted basket of three stocks, which we refer to as the basket. The securities are for investors who seek an equity-based return and who are willing to risk their principal and forgo current income and appreciation above the fixed upside payment in exchange for the opportunity to receive the upside payment and the limited protection against loss that applies only if the final basket level is greater than or equal to the downside threshold level. The securities do not guarantee the return of any principal at maturity, and all payments on the securities are subject to our credit risk.

Each security costs $1,000

We are offering the Trigger Jump Securities due May 29, 2024 Based on the Performance of a Basket Composed of the Common Stock of Bank of America Corporation, the Common Stock of The Goldman Sachs Group, Inc. and the Common Stock of Citigroup Inc., which we refer to as the securities. The stated principal amount and original issue price of each security is $1,000.

We refer to each of the common stock of Bank of America Corporation, the common stock of The Goldman Sachs Group, Inc. and the common stock of Citigroup Inc. as a “basket stock.”

The original issue price of each security includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000. We estimate that the value of each security on the pricing date will be approximately $939.20, or within $35.00 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the basket stocks. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the basket stocks, instruments based on the basket stocks, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the upside payment and the downside threshold level, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the basket stocks, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the basket stocks, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

No guaranteed return of principal; no interest	Unlike ordinary debt securities, the securities do not pay interest and do not guarantee any return of principal at maturity. If the final basket level is less than the downside threshold level, we will pay to you an amount in cash per security that is less than the $1,000 stated principal amount of each security by an amount proportionate to the full decline in the value of the basket over the term of the securities. This amount will be less than $900 per security, and, as there is no minimum payment at maturity on the securities, you could lose your entire investment.
The initial basket level will be equal to 100	The basket is equally weighted, and the initial basket level will be equal to 100. The fractional amount of each basket stock included in the basket will be set at a multiplier with respect to each basket stock, calculated so that each basket stock represents approximately 33.333% of the initial basket level of 100 based on the closing level of such basket stock on the pricing date. The multiplier for each basket stock will remain constant for the term of the securities. See “Basket stocks” below.
Your appreciation potential is fixed and limited	Where the final basket level is greater than or equal to the initial basket level, the appreciation potential of the securities is limited to the fixed upside payment of $170 per security (17% of the stated principal amount) even if the final basket level is significantly greater than the initial basket level.
Payment at maturity

At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based upon the final basket level, determined as follows:

•      If the final basket level is greater than or equal to the initial basket level, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to:

$1,000 + the upside payment

where,
upside payment	= $170 per security (17% of the stated principal amount);
final basket level	= the sum of the products of (i) the closing level of each of the basket stocks on the valuation date and (ii) the applicable multiplier for such basket stock;
initial basket level	= 100, which is equal to the sum of the products of (i) the closing level of each of the basket stocks on the pricing date and (ii) the applicable multiplier for such basket stock;
closing level	= the closing price of a basket stock multiplied by the adjustment factor for such basket stock;
adjustment factor	= for each basket stock, 1.0, subject to change upon certain corporate events affecting such basket stock; and
multiplier	= for each basket stock, a number, to be set on the pricing date, based on such basket stock’s closing level on such date, so that such basket stock will represent the applicable basket stock weighting in the predetermined initial basket level. The multiplier with respect to each basket stock will remain constant for the term of the securities.

•      If the final basket level is less than the initial basket level but greater than or equal to the downside threshold level, meaning the value of basket has declined by no more than 10% from the initial basket level, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to:

$1,000

where,

downside threshold level	= 90, which is 90% of the initial basket level.

•      If the final basket level is less than the downside threshold level, meaning the value of basket has declined by more than 10% from the initial basket level, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to:

$1,000 × basket performance factor

where,

basket performance factor	=	final basket level
initial basket level

Under these circumstances, the payment at maturity will be significantly less than the stated principal amount of $1,000, and will represent a loss of at least 10%, and possibly all, of your investment.
Basket stocks	The basket is composed of the common stock of Bank of America Corporation, the common stock of The Goldman Sachs Group, Inc. and the common stock of Citigroup Inc. The table sets forth the Bloomberg ticker symbol for each basket stock, the exchange on which each basket stock is listed and the percentage of the initial basket level represented by such basket stock. The initial share price.

and the multiplier for each basket stock will be determined on the pricing date and will be set forth in the final pricing supplement
Issuer of Basket Stock	Bloomberg Ticker Symbol*	Exchange	Percentage of Initial Basket Level	Initial Share Price**	Multiplier**
Bank of America Corporation	BAC	New York Stock Exchange	33.333%
The Goldman Sachs Group, Inc.	GS	New York Stock Exchange	33.333%
Citigroup Inc.	C	New York Stock Exchange	33.333%

*Bloomberg Ticker Symbols are being provided for reference purposes only.

**With respect to each basket stock, the initial share price and the multiplier will be determined on the pricing date and will be set forth in the final pricing supplement.

The multiplier with respect to each basket stock will be set on the pricing date based on each basket stock’s closing level on such date so that each basket stock represents approximately 33.333% of the predetermined initial basket level of 100 in the predetermined initial basket level of 100. The multiplier for each basket stock will remain constant for the term of the securities.

A negative or lesser positive performance by one or two of the basket stocks could wholly or partially offset the positive performance of the other basket stock(s).

For further information on each of the basket stocks, please see the section of this pricing supplement entitled “Additional Information About the Securities—Basket Stocks, Public Information and Historical Information” as well as Annex A to this pricing supplement. You can review the historical high and low, as well as the end-of-quarter, closing prices for each of the basket stocks for each calendar quarter in the period from January 1, 2020 through April 26, 2023 in Annex A. The historical performance of the three basket stocks should not be taken as an indication of future performance. You cannot predict the future performance of any basket stock, or whether increases in the price of any of the basket stock(s) will be offset by decreases in the price of other basket stock(s), based on the historical information included in this pricing supplement.

Investing in the securities is not equivalent to investing in the basket or in any of the basket stocks.

The adjustment factors may be changed	During the term of the securities, our affiliate, Morgan Stanley & Co. LLC or its successors, which we refer to as MS & Co., acting as calculation agent, may make changes to the adjustment factor for any basket stock, initially set at 1.0 for each basket stock, to reflect the occurrence of certain corporate events relating to such basket stock. You should read about these adjustments in the sections of this pricing supplement called “Risk Factors—The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the basket stocks,” “Terms—Adjustment Factor” and “—Antidilution Adjustments.”
The closing prices of the basket	Following certain corporate events relating to a basket stock, such as a stock-

stocks may come to be based on the value of the stock of companies other than the issuers of the basket stocks	for-stock merger where the basket stock is not the surviving entity, the closing price that had been based on the original basket stock will instead be based on the closing price of the stock of a successor corporation to the issuer of the basket stock. Following certain other corporate events relating to a basket stock, such as a merger event where holders of the basket stock would receive all or a substantial portion of their consideration in cash or a significant cash dividend or distribution of property with respect to such basket stock, the value of such cash consideration will be reallocated to a replacement stock of a company in the same industry as such basket stock in lieu of, or in addition to, such basket stock, in either case to calculate the closing price for such basket stock. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting substitute basket stocks in the section of this pricing supplement called “Terms—Antidilution Adjustments.” You should read this section in order to understand these and other adjustments that may be made to your securities.
You have no shareholder rights	Investing in the securities is not equivalent to investing in any of the basket stocks. As an investor in the securities, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to any of the basket stocks. In addition, you do not have the right to exchange your securities for any of the basket stocks at any time.
Postponement of maturity date	If the scheduled valuation date is not a trading day with respect to any basket stock or if a market disruption event occurs with respect to any basket stock on that day so that the valuation date falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the valuation date as postponed.
You may revoke your offer to purchase the securities prior to our acceptance	We are using this pricing supplement to solicit from you an offer to purchase the securities. You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the relevant agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any material changes to the terms of the securities, we will notify you.
MS & Co. will be the calculation agent	We have appointed our affiliate, MS & Co., to act as calculation agent for The Bank of New York Mellon, a New York banking corporation, the trustee for our senior notes. As calculation agent, MS & Co. will determine the initial basket level, the final basket level, the basket performance factor, the payment to you at maturity, if any, and whether a market disruption event has occurred with respect to any of the basket stocks.
MS & Co. will be the agent; conflicts of interest	The agent for the offering of the securities, a wholly owned subsidiary of Morgan Stanley and an affiliate of MSFL, which we refer to as MS & Co., will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Additional Information About the Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” on PS-30.
No affiliation with the issuers of the basket stocks	Bank of America Corporation, The Goldman Sachs Group, Inc. and Citigroup Inc. are not affiliates of ours and are not involved with this offering in any way. The obligations represented by the securities are obligations of ours and not of the issuers of the basket stocks.
Where you can find more information on the securities	The securities are unsecured securities issued as part of our Series A medium-term note program. You can find a general description of our Series A medium-

term note program in the accompanying prospectus supplement dated November 16, 2020 and prospectus dated November 16, 2020. We describe the basic features of this type of security in the section of the prospectus supplement called “Description of Notes—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities—Fixed Rate Debt Securities.”

Because this is a summary, it does not contain all of the information that may be important to you. For a detailed description of the terms of the securities, you should read the section of this pricing supplement called “Terms.” You should also read the “Additional Information About the Securities” section. You should also read about some of the risks involved in investing in securities in the section of this pricing supplement called “Risk Factors.” The tax and accounting treatment of investments in securities such as these may differ from that of investments in ordinary debt securities or common stock. See the section of this pricing supplement called “Additional Information About the Securities—United States Federal Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the securities.

HYPOTHETICAL PAYOUTS ON THE SECURITIES AT MATURIT

For each security, the following graph illustrates the payout on the securities at maturity for a range of hypothetical final basket levels.

The graph is based on the following terms:

•	Stated Principal Amount: $1,000 per security

•	Upside Payment: $170 per security (17% of the stated principal amount)

•	Downside Threshold Level: 90% of the initial basket level (-10% change in final basket level compared with initial basket level)

HOW THE SECURITIES WORK

Upside Scenario. If the final basket level is greater than or equal to the initial basket level, the investor would receive the $1,000 stated principal amount plus the upside payment of $170.

Par Scenario. If the final basket level is less than the initial basket level but is greater than or equal to the downside threshold level, the investor would receive the $1,000 stated principal amount per security.

Downside Scenario. If the final basket level is less than the downside threshold level, the payment at maturity would be less than the stated principal amount of $1,000 by an amount that is proportionate to the full percentage decrease in the value of the basket.

•	For example, if the final basket level declines by 50% from the initial basket level, the payment at maturity would be $500 per security (50% of the stated principal amount).

RISK FACTORS

The securities are not secured debt, are riskier than ordinary debt securities, and, unlike ordinary debt securities, the securities do not pay interest or guarantee any return of principal at maturity. Investing in the securities is not equivalent to investing in the basket or the basket stocks. This section describes the material risks relating to the securities. You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them. For a further discussion of risk factors, please see the accompanying prospectus supplement and prospectus.

Risks Relating to an Investment in the Securities

The securities do not pay interest or guarantee the return of any of your principal	The terms of the securities differ from those of ordinary debt securities in that we will not pay you interest on the securities and do not guarantee the return of any of the stated principal amount of the securities at maturity. At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based upon the final basket level. If the final basket level is less than the initial basket level but greater than or equal to the downside threshold level, you will receive only the principal amount of $1,000 per security. However, if the final basket level is less than the downside threshold level, you will receive an amount in cash that is significantly less than the $1,000 stated principal amount of each security by an amount proportionate to the full decline in the value of the basket, and you will lose a significant portion, and possibly all, of your investment. There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire initial investment in the securities. See “Hypothetical Payouts on the Securities at Maturity” on PS–8.
Your appreciation potential is fixed and limited	The appreciation potential of the securities is limited to the fixed upside payment of $170 per security (17% of the stated principal amount) even if the final basket level is significantly greater than the initial basket level.
The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities	You are dependent on our ability to pay all amounts due on the securities at maturity and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.
As a finance subsidiary, MSFL has no independent operations and will have no independent assets	As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

The market price of the securities may be influenced by many unpredictable factors

Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market. Other factors that may influence the value of the securities include:

•      the market price and relative performance of each of the basket stocks at any time;

•      the volatility (frequency and magnitude of changes in price) and dividend yield, if any, of each of the basket stocks;

•      geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket stocks or stock markets generally and which may affect the final basket level;

•      interest and yield rates in the market;

•      the time remaining until the securities mature;

•      the occurrence of certain events affecting a particular basket stock that may or may not require an adjustment to its adjustment factor; and

•      any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial discount from the principal amount if the closing prices of the basket stocks at the time of sale are near or below the respective initial share prices, or if market interest rates rise.

You cannot predict the future performance of any of the basket stocks based on historical performance. There can be no assurance that the final basket level will be greater than or equal to the initial basket level so that you will receive at maturity an amount in excess of the $1,000 stated principal amount of the securities, or that the final basket level will be greater than or equal to the downside threshold level on the valuation date so that you do not suffer a significant loss on your initial investment in the securities.

The amount payable on the securities is not linked to the prices of the basket stocks at any time other than the valuation date	The final basket level will be based on the closing prices of the basket stocks on the valuation date, subject to postponement for non-trading days and certain market disruption events. Even if the basket closing level were to appreciate prior to the valuation date but then drops by the valuation date, the payment at maturity may be significantly less than it would have been had the payment at maturity been linked to the basket closing level prior to such drop. Although the actual basket closing level on the stated maturity date or at other times during the term of the securities may be higher than the basket closing level on the valuation date, the payment at maturity will be based solely on the basket closing level on the valuation date.
The securities will not be listed on any securities exchange and secondary trading may be limited	The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.
The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the basket stocks, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price	These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the securities may be influenced by many unpredictable factors” above.
You have no shareholder rights	Investing in the securities is not equivalent to investing in the common stock of Bank of America Corporation, the common stock of The Goldman Sachs Group, Inc. or the common stock of Citigroup Inc. As an investor in the securities, you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to any of the basket stocks. As a result, any return on the securities will not reflect the return you would realize if you actually owned shares of any of the basket stocks and received the dividends paid or distributions made on them.
The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with	As calculation agent, MS & Co. will determine the initial basket level, the downside threshold level and the final basket level, whether a market disruption event has occurred with respect to a basket stock, whether any antidilution adjustment(s) will be made and will calculate the amount of cash you will receive at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as calculation

respect to the securities	agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the calculation of the final basket level (and of any antidilution adjustments). These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Terms—Closing Price,” “—Final Share Price,” “—Valuation Date,” “—Trading Day,” “—Calculation Agent,” “—Market Disruption Event,” “—Antidilution Adjustments” and “—Alternate Exchange Calculation in Case of an Event of Default.” In addition, MS & Co. has determined the estimated value of the securities on the pricing date.
Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities	One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the basket stocks), including trading in the basket stocks and in options contracts on the basket stocks, as well as in other instruments related to the basket stocks. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade the basket stocks and other financial instruments related to the basket stocks on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the closing prices of one or more of the basket stocks on the pricing date, and, therefore, could increase the prices at or above which the basket stocks must close on the valuation date so that investors do not suffer a substantial loss on their initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the closing prices of the basket stocks on the valuation date, and, accordingly, the amount of cash you will receive at maturity, if any.
The U.S. federal income tax consequences of an investment in the securities are uncertain

Please note that the discussions in this document concerning the U.S. federal income tax consequences of an investment in the securities supersede the discussions contained in the accompanying prospectus supplement.

Subject to the discussion under “United States Federal Taxation” in this document, although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP (“our counsel”), under current law, and based on current market conditions, a security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. However, because our counsel’s opinion is based in part on market conditions as of the date of this document, it is subject to confirmation on the pricing date.

If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described herein. For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders (as defined below) would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described herein.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts”

and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders (as defined below) should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this document and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Basket Stocks

The basket stocks are concentrated in the financial services sector	Each of the basket stocks has been issued by a company whose business is associated with the financial services sector. Because the value of the securities is determined based on the performance of the basket stocks, an investment in the securities will be concentrated in this sector. As a result, the value of the securities may be subject to greater volatility and may be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers.
Changes in the prices of the basket stocks may offset each other	Price movements in the basket stocks may not correlate with each other. At a time when the price(s) of one or more basket stocks increase, the price(s) of the other basket stock(s) may not increase as much, or may even decline. Therefore, in calculating the basket stocks’ performance on the valuation date, increases in the price(s) of one or more basket stock(s) may be moderated, or wholly offset, by lesser increases or declines in the prices of other basket stocks.
Basket stock prices can be volatile	The trading prices of stocks can be volatile. Fluctuations in the trading prices of the basket stocks may result in a significant disparity between the prices of the basket stocks on the valuation date and the overall performance of the basket stocks at any other point over the term of the securities.
We are not affiliated with the issuers of the basket stocks	We are not affiliated with the issuers of any of the basket stocks, and the issuers of the basket stocks are not involved with this offering in any way. Consequently, we have no ability to control the actions of the issuers of the basket stocks, including any corporate actions of the type that would require the calculation agent to adjust the payout to you at maturity. The issuers of the basket stocks have no obligation to consider your interests as an investor in the securities in taking any corporate actions that might affect the value of your securities. None of the money you pay for the securities will go to the issuers of the basket stocks.
We may engage in business with or involving one or more of the issuers of the basket stocks without regard to your interests	We or our affiliates may presently or from time to time engage in business with one or more of the issuers of the basket stocks without regard to your interests, including extending loans to, or making equity investments in, one or more of the issuers of the basket stocks or their affiliates or subsidiaries or providing advisory services to one or more of the issuers of the basket stocks, such as merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about one or more of the issuers of the basket stocks.

Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to the basket stocks. These research reports may or may not recommend that investors buy or hold the basket stocks. The basket was compiled independently of any research recommendations and may not be consistent with such recommendations. Furthermore, the composition of the basket will not be affected by any change that we or our affiliates may make in our recommendations or decisions to begin or discontinue coverage of any of the issuers of the basket stocks in our research reports.
The closing prices of the basket stocks may come to be based on the value of the stock of companies other than the issuers of the basket stocks	Following certain corporate events relating to a basket stock, such as a stock-for-stock merger where the basket stock is not the surviving entity, you will receive at maturity an amount based on the closing price of the stock of a successor corporation to the issuer of the basket stock. Following certain other corporate events relating to a basket stock, such as a merger event where holders of the basket stock would receive all or a substantial portion of their consideration in cash or a significant cash dividend or distribution of property with respect to such basket stock, the value of such cash consideration will be reallocated to the other, unaffected basket stock. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in the section of this pricing supplement called “Terms—Antidilution Adjustments.” You should read this section in order to understand these and other adjustments that may be made to your securities.
The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the basket stocks	MS & Co., as calculation agent, will adjust the adjustment factor for a basket stock for certain corporate events affecting such basket stock, such as stock splits, stock dividends and extraordinary dividends, and for certain other corporate actions involving the issuer of the basket stock, such as mergers. However, the calculation agent will not make an adjustment for every corporate event or every distribution that could affect the basket stocks. For example, the calculation agent is not required to make any adjustments if the issuer of a basket stock or anyone else makes a partial tender or partial exchange offer for that basket stock. If an event occurs that does not require the calculation agent to adjust an adjustment factor, the market price of the securities and your return on the securities may be materially and adversely affected. The determination by the calculation agent to adjust, or not to adjust, an adjustment factor may materially and adversely affect the market price of the securities and your return on the securities.

TERMS

Terms used but not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term “Security” refers to each $1,000 Stated Principal Amount of the Trigger Jump Securities due May 29, 2024 Based on the Performance of a Basket Composed of the Common Stock of Bank of America Corporation, the Common Stock of The Goldman Sachs Group, Inc. and the Common Stock of Citigroup Inc. We refer to each of the common stock of Bank of America Corporation, the common stock of The Goldman Sachs Group, Inc. and the common stock of Citigroup Inc. as a “Basket Stock.”

Aggregate Principal Amount	$

Pricing Date	May 5, 2023

Original Issue Date (Settlement Date)	May 10, 2023 (3 Business Days after the Pricing Date)

Maturity Date	May 29, 2024, provided that, if due to a Market Disruption Event or otherwise with respect to any Basket Stock, the Valuation Date for such Basket Stock is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the second Business Day following such Valuation Date as postponed. See “—Valuation Date” below.

Issue Price	$1,000 per Security

Stated Principal Amount	$1,000 per Security

Denominations	$1,000 and integral multiples thereof

CUSIP Number	61774XXD0

ISIN	US61774XXD01

Interest Rate	None

Specified Currency	U.S. dollars

Payment at Maturity	At maturity, we will pay with respect to each $1,000 Stated Principal Amount of Securities an amount in cash equal to:

•	Initial Basket Level:

$1,000 + the Upside Payment

•	If the Final Basket Level is less than the Initial Basket Level but greater than or equal to the Downside Threshold Level:

$1,000

•	If the Final Basket Level is less than the Downside Threshold Level:

$1,000 × Basket Performance Factor

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to each $1,000 Stated Principal Amount of the Securities, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount, if any, due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on the Maturity Date. We expect such amount of cash, if any, will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “Additional Information About the Securities—Book Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Basket	The Basket is equally weighted and composed of the common stocks of three issuers. See “Basket Stocks” below.

Basket Stocks	The Basket is composed of common stock of Bank of America Corporation, the common stock of The Goldman Sachs Group, Inc. and the common stock of Citigroup Inc. The table sets forth the Bloomberg ticker symbol for each Basket Stock, the exchange on which each Basket Stock is listed, the percentage of the Initial Basket Level represented by such Basket Stock, the Initial Share Price for each Basket Stock and the Multiplier for such Basket Stock, as calculated on the Pricing Date.

Issuer of Basket Stock	Bloomberg Ticker Symbol*	Exchange	Percentage of Initial Basket Level	Initial Share Price**	Multiplier**
Bank of America Corporation	BAC	New York Stock Exchange	33.333%
The Goldman Sachs Group, Inc.	GS	New York Stock Exchange	33.333%
Citigroup Inc.	C	New York Stock Exchange	33.333%

*Bloomberg Ticker Symbols are being provided for reference purposes only.

**With respect to each Basket Stock, the Initial Share Price and the Multiplier will be determined on the Pricing Date and will be set forth in the final pricing supplement.

Multiplier	With respect to each Basket Stock, a number based on such Basket Stock’s Closing Level on the Pricing Date, set on the Pricing Date so that each Basket Stock will represent its applicable Basket Stock weighting in the predetermined Initial Basket Level. Each Multiplier will remain constant for the term of the Securities.

Upside Payment	$170 per Security (17% of the Stated Principal Amount).

Basket Performance Factor	A fraction, the numerator of which is the Final Basket Level and the denominator of which is the Initial Basket Level, as expressed by the following formula:

Basket Performance Factor	=	Final Basket Level
Initial Basket Level

Initial Basket Level	100, which will be equal to the sum of the products of (i) the Closing Level of each Basket Stock on the Pricing Date and (ii) the applicable Multiplier for such Basket Stock.

Closing Level	With respect to each Basket Stock, the Closing Price of such Basket Stock multiplied by the Adjustment Factor for such Basket Stock, as determined by the Calculation Agent.

Adjustment Factor	With respect to each Basket Stock, 1.0, subject to adjustment in the event of certain corporate events affecting such Basket Stock, as determined by the Calculation Agent. See “—Antidilution Adjustments” below.

Final Basket Level	The Basket Closing Level on the Valuation Date.

Basket Closing Level	On any day, the sum of the products of (i) the Closing Level of each Basket Stock on such day and (ii) the applicable Multiplier for such Basket Stock.

Downside Threshold Level	90, which is 90% of the Initial Basket Level.

Closing Price	Subject to the provisions set out under “—Antidilution Adjustments” below, the Closing Price for each Basket Stock (or one unit of any other security for which a Closing Price must be determined) on any Trading Day (as defined below) means:

•	if such Basket Stock (or any such other security) is listed on a national securities exchange (other than The Nasdaq Stock Market LLC (the “Nasdaq”)), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which such Basket Stock (or any such other security) is listed,

•	if such Basket Stock (or any such other security) is a security of the Nasdaq, the official closing price published by the Nasdaq on such day, or

•	if such Basket Stock (or any such other security) is not listed on any national securities exchange but is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If such Basket Stock (or any such other security) is listed on any national securities exchange but the last reported sale price or the official closing price published by the Nasdaq, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one share of such Basket Stock (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the Nasdaq or the OTC Bulletin Board on such day. If a Market Disruption Event (as defined below) occurs with respect to a Basket Stock (or any such other security) or the last reported sale price or the official closing price published by the Nasdaq, as applicable, for such Basket Stock (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for such Basket Stock (or any such other security) for such Trading Day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of Morgan Stanley & Co. LLC (“MS & Co.”) and its successors or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third-party dealers, the Closing Price for such Basket Stock shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant. The term “OTC Bulletin Board Service” will include any successor service thereto, or, if applicable, the OTC Reporting Facility operated by FINRA. See “—Alternate Exchange Calculation in Case of an Event of Default” and “—Antidilution Adjustments” below.

Valuation Date	May 23, 2024, subject to adjustment for non-Trading Days and Market Disruption Events, as described in the following paragraph.

If a Market Disruption Event occurs with respect to any Basket Stock on the scheduled Valuation Date, or if such Valuation Date is not a Trading Day with respect to any Basket Stock, the Valuation Date for that Basket Stock only shall be the immediately succeeding Trading Day on which no Market Disruption Event shall have occurred with respect to such Basket Stock; provided that if a Market Disruption Event with respect to such Basket Stock has occurred on each of the five consecutive Trading Days immediately succeeding such scheduled Valuation Date, then (i) such fifth succeeding Trading Day shall be deemed to be the relevant Valuation Date for such affected Basket Stock notwithstanding the occurrence of a Market Disruption Event on such day and (ii) with respect to any such fifth Trading Day on which a Market Disruption Event occurs, the Calculation Agent will determine the Closing Price for the Valuation Date of such Basket Stock on such fifth Trading Day based on the mean, as determined by the Calculation Agent, of the bid prices for such Basket Stock for such date obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third-party dealers, the Closing Price for the Valuation Date for such Basket Stock shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith), taking into account any information that it deems relevant.

Trading Day	A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, the Nasdaq, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Trustee	The Bank of New York Mellon, a New York banking corporation

Agent	MS & Co. and its successors

Calculation Agent	MS & Co. and its successors

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations and determinations with respect to the Payment at Maturity, if any, will be made by the Calculation Agent and will be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .9876543215 would be rounded to .987654322); all dollar amounts related to determination of the amount of cash payable per Security, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts, if any, paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Basket Level, the Downside Threshold Level, the Final Basket Level, the Basket Performance Factor, the Payment at Maturity, whether to make any adjustments to the Adjustment Factors or whether a Market Disruption Event has occurred. See “—Alternate Exchange Calculation in Case of an Event of Default,” “—Market Disruption Event” and “—Antidilution Adjustments.” MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event	Market Disruption Event means, with respect to any Basket Stock:

(i) the occurrence or existence of any of:

(a) a suspension, absence or material limitation of trading of such Basket Stock on the primary market for such Basket Stock for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market, or

(b) a breakdown or failure in the price and trade reporting systems of the primary market for such Basket

Stock as a result of which the reported trading prices for such Basket Stock during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate, or

(c) the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to such Basket Stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position in such Basket Stock with respect to the Securities.

 For purposes of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract on any Basket Stock will not constitute a Market Disruption Event, (3) a suspension of trading in options contracts on any Basket Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to such Basket Stock and (4) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to any Basket Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Antidilution Adjustments	The Adjustment Factor with respect to a Basket Stock will be adjusted as follows:

1. If a Basket Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Adjustment Factor for such Basket Stock will be adjusted to equal the product of the prior Adjustment Factor for such Basket Stock and the number of shares issued in such stock split or reverse stock split with respect to one share of such Basket Stock.

2. If a Basket Stock is subject (i) to a stock dividend (issuance of additional shares of such Basket Stock) that is given ratably to all holders of shares of such Basket Stock or (ii) to a distribution of such Basket Stock as a result of the triggering of any provision of the corporate charter of the Issuer of such Basket Stock, then once the dividend has become effective and such Basket Stock is trading ex-dividend, the Adjustment Factor for such Basket Stock will be adjusted so that the new Adjustment Factor for such Basket Stock will equal the prior Adjustment Factor for such Basket Stock plus the product of (i) the number of shares issued with respect to one share of such Basket Stock and (ii) the prior Adjustment Factor for such Basket Stock.

3. If the Issuer of a Basket Stock issues rights or warrants to all holders of a Basket Stock to subscribe for or purchase such Basket Stock at an exercise price per share less than the Closing Price of such Basket Stock on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the Securities, then the Adjustment Factor for such Basket Stock will be adjusted to equal the product of the prior Adjustment Factor for such Basket Stock and a fraction, the numerator of which shall be the number of shares of such Basket Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of such Basket Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of such Basket Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of such Basket Stock which the aggregate offering price of the total number of shares of such Basket Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Closing Price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Closing Price.

4. There will be no required adjustments to the Adjustment Factor to reflect cash dividends or other distributions paid with respect to a Basket Stock other than distributions described in paragraph 2, paragraph 3 and clauses (i), (iv) and (v) of the first sentence of paragraph 5 and Extraordinary Dividends as described below. A cash dividend or other distribution with respect to any Basket Stock will be deemed to be an “Extraordinary Dividend” if such cash dividend or distribution exceeds the immediately preceding non-Extraordinary Dividend for such Basket Stock by an amount equal to at least 10% of the Closing Price of such Basket Stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the Trading Day preceding the ex-dividend date (that is, the day on and after which transactions in such Basket Stock on the primary U.S. organized securities exchange or trading system on which such Basket Stock is traded or trading system no longer carry the right to receive that cash dividend or that cash distribution) for the payment of such Extraordinary Dividend (such Closing Price, the “Base Closing Price”). Subject to the following sentence, if an Extraordinary Dividend occurs with respect to any Basket Stock, the Adjustment Factor with respect to such Basket Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Adjustment Factor will equal the product of (i) the then current Adjustment Factor and (ii) a fraction, the numerator of which is the Base Closing Price, and the denominator of which is the amount by which the Base Closing Price exceeds the Extraordinary Dividend Amount. If any Extraordinary Dividend Amount is at least 35% of the Base Closing Price, then, instead of adjusting the Adjustment Factor of such affected Basket Stock (as defined below), the Payment at Maturity will be determined as described in paragraph 5 below, and the Extraordinary Dividend will be allocated equally among the unaffected Basket Stocks as described in clause (c)(ii) of paragraph 5 below. The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for any Basket Stock will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for such Basket Stock or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of such Extraordinary Dividend. The value of the non-cash component of an Extraordinary Dividend will be determined on the ex-dividend date for such distribution by the Calculation Agent, whose determination will be conclusive in the absence of manifest error. A distribution on any Basket Stock described in clause (i), (iv) or (v) of the first sentence of paragraph 5 below will cause an adjustment to the Adjustment Factor pursuant only to clause (i), (iv) or (v) of the first sentence of paragraph 5, as applicable.

5. Any of the following shall constitute a reorganization event: (i) a Basket Stock is reclassified or changed, including, without limitation, as a result of the issuance of any tracking stock by the Issuer of such Basket Stock, (ii) the Issuer of a Basket Stock or any surviving entity or subsequent surviving entity of the Issuer of such Basket Stock (an “Issuer Successor”) has been subject to any merger, combination or consolidation and is not the surviving entity, (iii) the Issuer of a Basket Stock or any Issuer Successor completes a statutory exchange of securities with another corporation (other than pursuant to clause (ii) above), (iv) the Issuer of a Basket Stock is liquidated, (v) the Issuer of a Basket Stock issues to all of its shareholders equity securities of an Issuer other than the Issuer of such Basket Stock (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “Spinoff Stock”) or (vi) the Issuer of a Basket Stock or any Issuer Successor is the subject of a tender or exchange offer or going-private transaction on all of the outstanding shares of such Basket Stock. If any reorganization event occurs, in each case as a result of which the holders of a Basket Stock receive any equity security listed on a national securities exchange (a “Marketable Security”), other securities or other property, assets or cash (collectively, “Exchange Property”), the Adjustment Factor for such Basket Stock and/or any for any new stock (as defined below) on the

Valuation Date (or, if applicable, in the case of Spinoff Stock, the ex-dividend date for the distribution of such Spinoff Stock) will be determined in accordance with the following:

(a) if such Basket Stock continues to be outstanding (if applicable, as reclassified upon the issuance of any tracking stock), the Adjustment Factor in effect on the Valuation Date (taking into account any adjustments for any distributions described under clause (c)(i) below); and

(b) for each Marketable Security received in such reorganization event (each a “new stock”), including the issuance of any tracking stock or Spinoff Stock or the receipt of any stock received in exchange for such Basket Stock, the number of shares of the new stock received with respect to one share of the Basket Stock multiplied by the Adjustment Factor in effect for such Basket Stock on the Trading Day immediately prior to the effective date of the reorganization event (the “New Stock Adjustment Factor”), as adjusted to the Valuation Date (taking into account any adjustments for distributions described under clause (c)(i) below); and

(c) for any cash and any other property or securities other than marketable securities received in such reorganization event (the “Non-Stock Exchange Property”),

(i) if the combined value of the amount of Non-Stock Exchange Property received per share of such Basket Stock, as determined by the Calculation Agent in its sole discretion on the effective date of such reorganization event (the “Non-Stock Exchange Property value”), by holders of the Basket Stock is less than 25% of the Closing Price of the Basket Stock on the Trading Day immediately prior to the effective date of the reorganization event, a number of shares of the Basket Stock, if applicable, and of any new stock received in connection with such reorganization event, if applicable, with respective values in proportion to the relative Closing Prices of the Basket Stock and any such new stock, and with an aggregate value equal to the Non-Stock Exchange Property value multiplied by the Adjustment Factor in effect for such Basket Stock on the Trading Day immediately prior to the effective date of the reorganization event, based on such Closing Prices, in each case as determined by the Calculation Agent in its sole discretion, on the effective date of such reorganization event; and the number of such shares of the Basket Stock or any new stock determined in accordance with this clause (c)(i) will be added at the time of such adjustment to the Adjustment Factor in subparagraph (a) above and/or the New Stock Adjustment Factor in subparagraph (b) above, as applicable, or

(ii) if the Non-Stock Exchange Property value is equal to or exceeds 25% of the Closing Price of such Basket Stock on the Trading Day immediately prior to the effective date of the reorganization event or, if the Basket Stock is surrendered exclusively for Non-Stock Exchange Property (in each case, a “reference basket event”), the Adjustment Factor of each Basket Stock (each an “unaffected Basket Stock”) other than the Basket Stock affected by such reference basket event (the “affected Basket Stock”) shall equal (A) the then current Adjustment Factor for such unaffected Basket Stock plus (B) (i) the amount of cash received per share of the affected Basket Stock multiplied by the applicable Adjustment Factor for such affected Basket Stock on the date of such reference basket event multiplied by (ii) a fraction, the numerator of which is the Adjustment Factor of such unaffected Basket Stock as of the Trading Day immediately following the day on which a holder of the affected Basket Stock receives such cash and the denominator of which is the sum of the products of the Closing Price of each of the unaffected Basket Stocks and the corresponding Adjustment Factor of such unaffected Basket Stock, each determined by the Calculation Agent on such Trading Day.

Following the allocation of any Extraordinary Dividend to the unaffected Basket Stocks pursuant to paragraph 4 above or any reorganization event described in paragraph 5, the Final Basket Level on the Valuation Date determined by the Calculation Agent will be an amount equal to the sum of:

(x) if applicable, the Closing Price of each Basket Stock multiplied by the Adjustment Factor then in effect for such Basket Stock; and

(y) if applicable, the Closing Price of each new stock multiplied by the New Stock Adjustment Factor then in effect for such new stock.

If Exchange Property includes a cash component, investors will not receive any interest accrued on such cash component. In the event Exchange Property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in paragraphs 1 through 5.

For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Following the occurrence of any reorganization event referred to in paragraphs 4 or 5 above, (i) references to “Basket Stock” under “—Closing Price” and “—Market Disruption Event” shall be deemed to also refer to any new stock, and (ii) all other references in this document to “Basket Stock” shall be deemed to refer to any new stock and references to a “share” or “shares” of a Basket Stock shall be deemed to refer to the applicable unit or units of such Exchange Property, including any new stock, unless the context otherwise requires. The New Stock Adjustment Factor(s) resulting from any reorganization event described in paragraph 5 above or similar adjustment under paragraph 4 above shall be subject to the adjustments set forth in paragraphs 1 through 5 hereof.

If a Closing Price for a Basket Stock is no longer available for a Basket Stock for whatever reason, including the liquidation of the Issuer of such Basket Stock or the subjection of the Issuer to a proceeding under any applicable bankruptcy, insolvency or other similar law and a Closing Price is not determined pursuant to adjustments made under paragraph 5 above, then the value of such Basket Stock will equal zero for so long as no Closing Price is available. There will be no substitution for any such Basket Stock.

No adjustment to any Adjustment Factor for any Basket Stock (including for this purpose, any New Stock Adjustment Factor) will be required unless such adjustment would require a change of at least 0.1% in the Adjustment Factor of such Basket Stock then in effect. The Adjustment Factor resulting from any of the adjustments specified above will be rounded to the nearest one billionth, with five ten-billionths rounded upward. Adjustments to the Adjustment Factors will be made up to and including the Valuation Date.

No adjustments to the Adjustment Factor for any Basket Stock or method of calculating the Adjustment Factor will be required other than those specified above. The adjustments specified above do not cover all of the events that could affect the Closing Price of a Basket Stock, including, without limitation, a partial tender or exchange offer for a Basket Stock.

The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to any Adjustment Factor for a Basket Stock, any New Stock Adjustment Factor or method of calculating the Non-Stock Exchange Property value and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

The Calculation Agent will provide information as to any adjustments to any Adjustment Factor, or to the method of calculating the Final Basket Level on the Valuation Date made pursuant to paragraph 5 above, upon written request by any investor in the Securities.

Alternate Exchange Calculation

in Case of an Event of Default	If an Event of Default with respect to the Securities will have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

•	would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the Securities, which we describe below, the holders of the Securities and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to MSFL or Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Securities is accelerated because of an Event of Default as described above, we will, or will cause the Calculation Agent to, provide written notice to the Trustee at its

New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of such acceleration.

Default Quotation Period

The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third Business Day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two Business Day objection period have not ended before the Valuation Date, then the Acceleration Amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•	P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

ADDITIONAL INFORMATION ABOUT THE SECURITIES

Interest	None

Book Entry Note or Certificated Note	Book Entry. The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the Securities. Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book-entry securities, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Basket Stocks; Public Information	For information on each of the Basket Stocks, please see Annex A.

The Issuers of the Basket Stocks are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “Commission”). Information provided to or filed with the Commission can be accessed through a website maintained by the Commission. The address of the Commission’s website is www.sec.gov. Information provided to or filed with the Commission by each of the Issuers of the Basket Stocks pursuant to the Exchange Act can be located by reference to its respective Commission file number, set forth in Annex A. In addition, information regarding the Issuers of each of the Basket Stocks may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Securities offered hereby and does not relate to the Basket Stocks or other securities of the Issuers of each of the Basket Stocks. We have derived all disclosures contained in this pricing supplement regarding the Issuers of each of the Basket Stocks from the publicly available documents described in the preceding paragraph. In connection with the offering of the Securities, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Issuers of each of the Basket Stocks in connection with the offering of the Securities. Neither we nor the Agent makes any representation that such publicly available documents are or any other publicly available information regarding the Issuers of each of the Basket Stocks is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of any of the Basket Stocks (and therefore the price of any of the Basket Stocks at the time we price the Securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Issuers of each of the Basket Stocks could affect the value received at maturity with respect to the Securities and therefore the value of the Securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of any of the Basket Stocks or the Basket as a whole.

We and/or our affiliates may presently or from time to time engage in business with the Issuers of the Basket Stocks, including extending loans to, or making equity investments in, the Issuers of the Basket Stocks or providing advisory services to the Issuers of the Basket Stocks, including merger and acquisition advisory services. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the Issuers of the Basket Stocks, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the Issuers of the Basket Stocks, and these reports may or may not recommend that investors buy or hold the Basket Stocks. As a prospective purchaser of the Securities, you should undertake an independent investigation of each of the Issuers of the Basket Stocks as in your judgment is appropriate to make an informed decision with respect to an investment linked to the Basket Stocks.

Historical Information	For further information on each of the Basket Stocks, please see Annex A to this Pricing Supplement, which shows historical Closing Prices for each of the Basket Stocks for each calendar quarter in the period from January 1, 2020 through April 26, 2023. We obtained the information in the tables included in Annex A from Bloomberg Financial Markets, without independent verification.

Use of Proceeds and Hedging	The proceeds from the sale of the Securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Securities borne by you and described beginning on PS-2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the

Securities. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we will hedge our anticipated exposure in connection with the Securities by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the Basket Stocks, in futures and/or options contracts on the Basket Stocks that are listed on major securities markets, or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the Closing Prices of one or more of the Basket Stocks on the Pricing Date, and, therefore, could increase the prices at or above which the Basket Stocks must close on the Valuation Date so that investors do not suffer a substantial loss on their initial investment in the Securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Securities, including on the Valuation Date, by purchasing and selling the Basket Stocks, futures or options contracts on the Basket Stocks that are listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Valuation Date approaches. We cannot give any assurance that our hedging activities will not affect the prices of the Basket Stocks, and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity, if any.

Supplemental Information Concerning

Plan of Distribution; Conflicts of Interest	Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $ for each Security they sell.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities. When MS & Co. prices this offering of Securities, it will determine the economic terms of the Securities such that for each Security the estimated value on the Pricing Date will be no lower than the minimum level described in “Summary of Pricing Supplement” beginning on PS-2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities for its own account. The Agent must close out any naked short position by purchasing the Securities in the open market after the offering. A naked short position in the Securities is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Securities in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market prices or prevent or retard a decline in the market price of the Securities. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Securities. See “—Use of Proceeds and Hedging” above.

United States Federal Taxation	Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this document and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of the ownership and disposition of the Securities. This discussion applies only to investors in the Securities who:

•	purchase the Securities in the original offering; and

•	hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers and certain traders in securities or commodities;

•	investors holding the Securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	regulated investment companies;

•	real estate investment trusts; or

•	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the Securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the Securities to you.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any alternative minimum tax consequences or consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this document, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority, in the opinion of our counsel, under current law, and based on current market conditions, a Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. However, because our counsel’s opinion is based on market conditions as of the date of this document, it is subject to confirmation on the pricing date.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein. Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities). Unless otherwise stated, the following discussion is based on the treatment of the Securities as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming the treatment of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement. A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities. Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled. Any gain or loss recognized upon the sale, exchange or settlement of the Securities should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year at such time, and short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Securities, the timing and character of income thereon would be significantly affected. Among other things, a

U.S. Holder would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of the contingent payment on the Securities. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would generally be treated as ordinary income, and any loss realized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and as capital loss thereafter. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Other alternative federal income tax treatments of the Securities are also possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the Securities. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the payment on the Securities at maturity and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S.

Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. In addition, information returns may be filed with the IRS in connection with the payment on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•	a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•	certain former citizens or residents of the United States; or

•	a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general. Assuming the treatment of the Securities as set forth above is respected, and subject to the discussions below concerning backup withholding and the possible application of Section 871(m) of the Code, a Non-U.S. Holder of the Securities generally will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

Subject to the discussions regarding the possible application of Section 871(m) and FATCA, if all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Securities would not be subject to U.S. federal withholding tax, provided that:

•	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of Morgan Stanley stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to Morgan Stanley through stock ownership;

•	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding a Security on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN (or other appropriate form) on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the Securities should be subject to U.S. withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Securities, possibly on a retroactive basis. Non-U.S. Holders should note that we currently do not intend to withhold on any payment made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above and to the discussions below regarding Section 871(m) and FATCA). However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld. Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of the notice referred to above.

Section 871(m) Withholding Tax on Dividend Equivalents

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2025 that do not have a delta of one with respect to any Underlying Security. Based on the terms of the Securities and current market conditions, we expect that the Securities will not have a delta of one with respect to any Underlying Security on the pricing date. However, we will provide an updated determination in the final pricing supplement. Assuming that the Securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the Securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If Section 871(m) withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the Securities.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the Securities may be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the payment of proceeds from a sale, exchange or other disposition of the Securities. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities – Certification Requirement” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. FATCA generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). If the Securities were recharacterized as debt instruments, FATCA would apply to any payment of amounts treated as interest and to payments of gross proceeds of the disposition (including upon retirement) of the Securities. However, under proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply on payments of gross proceeds (other than amounts treated as FDAP income). If withholding were to apply to the Securities, we would not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the Securities.

The discussion in the preceding paragraphs under “United States Federal Taxation,” insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of an investment in the Securities.

Annex A

Historical Information for the Basket Stocks

The basket is composed of the common stock of Bank of America Corporation, the common stock of The Goldman Sachs Group, Inc. and the common stock of Citigroup Inc.

Bank of America Corporation. Bank of America Corporation is a bank holding company and a financial holding company. Information provided to or filed with the Securities and Exchange Commission by Bank of America Corporation pursuant to the Exchange Act can be located by reference to the Securities and Exchange Commission file number 001-06523 through the Securities and Exchange Commission’s website at www.sec.gov.

The Goldman Sachs Group, Inc. The Goldman Sachs Group, Inc., a bank holding company, is a global investment banking and securities firm specializing in investment banking, trading and principal investments, asset management and securities services. Information provided to or filed with the Securities and Exchange Commission by The Goldman Sachs Group, Inc. pursuant to the Exchange Act can be located by reference to the Securities and Exchange Commission file number 001-14965 through the Securities and Exchange Commission’s website at www.sec.gov.

Citigroup Inc. Citigroup Inc. is a financial services holding company. Information provided to or filed with the Securities and Exchange Commission by Citigroup Inc. pursuant to the Exchange Act can be located by reference to the Securities and Exchange Commission file number 001-09924 through the Securities and Exchange Commission’s website at www.sec.gov.

Information regarding each Basket Stock may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the issuers of each Basket Stock is accurate or complete.

The following graph is calculated based on an initial basket value of 100 on January 1, 2018 (assuming that each Basket Stock is weighted as described on the cover of this document) and illustrates the effect of the offset and/or correlation among the Basket Stocks during the indicated period. The graph does not take into account the terms of the Securities, nor does it attempt to show your expected return on an investment in the Securities. The historical performance of the Basket should not be taken as an indication of its future performance.

Basket Historical Performance

January 1, 2018 through April 26, 2023

Annex A

On April 26, 2023, the Closing Price for the common stock of Bank of America Corporation was $28.44, the Closing Price for the common stock of The Goldman Sachs Group, Inc. was $336.56 and the Closing Price for the common stock of Citigroup Inc. was $46.86. We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification. The historical prices of the Basket Stocks should not be taken as an indication of future performance, and no assurance can be given as to the Closing Prices of any of the Basket Stocks on the Valuation Date. The historical Closing Prices of any of the Basket Stocks may have been adjusted for stock splits and other corporate events. If the Final Basket Level is less than the Downside Threshold Level, you will lose a significant portion or all of your investment.

Bank of America Corporation

Historical High, Low and Period End Closing Prices

January 1, 2020 through April 26, 2023

	High ($)	Low ($)	Period End ($)
2020
First Quarter	35.64	18.08	21.23
Second Quarter	28.54	19.77	23.75
Third Quarter	26.92	22.77	24.09
Fourth Quarter	30.31	23.47	30.31
2021
First Quarter	38.99	29.65	38.69
Second Quarter	43.27	38.08	41.23
Third Quarter	43.26	36.93	42.45
Fourth Quarter	48.37	43.08	44.49
2022
First Quarter	49.38	38.34	41.22
Second Quarter	40.90	31.13	31.13
Third Quarter	36.64	30.13	30.20
Fourth Quarter	38.41	29.77	33.12
2023
First Quarter	36.77	26.97	28.60
Second Quarter (through April 26, 2023)	30.56	27.64	28.44

Historical Daily Closing Prices of Bank of America Corporation

January 1, 2018 through April 26, 2023

Annex A

The Goldman Sachs Group, Inc.

Historical High, Low and Period End Closing Prices

January 1, 2020 through April 26, 2023

	High ($)	Low ($)	Period End ($)
2020
First Quarter	249.72	134.97	154.59
Second Quarter	220.81	145.29	197.62
Third Quarter	216.90	186.12	200.97
Fourth Quarter	263.71	189.04	263.71
2021
First Quarter	348.81	265.00	327.00
Second Quarter	391.45	323.54	379.53
Third Quarter	419.69	354.72	378.03
Fourth Quarter	423.85	371.61	382.55
2022
First Quarter	407.48	321.37	330.10
Second Quarter	341.06	279.79	297.02
Third Quarter	355.85	281.59	293.05
Fourth Quarter	388.86	294.21	343.38
2023
First Quarter	375.10	303.54	327.11
Second Quarter (through April 26, 2023)	343.96	321.53	336.56

Historical Daily Closing Prices of The Goldman Sachs Group, Inc.

January 1, 2018 through April 26, 2023

Annex A

Citigroup Inc.

Historical High, Low and Period End Closing Prices

January 1, 2020 through April 26, 2023

	High ($)	Low ($)	Period End ($)
2020
First Quarter	81.91	35.39	42.12
Second Quarter	61.24	37.49	51.10
Third Quarter	53.76	41.85	43.11
Fourth Quarter	61.66	41.13	61.66
2021
First Quarter	75.18	57.99	72.75
Second Quarter	79.86	67.61	70.75
Third Quarter	74.30	65.08	70.18
Fourth Quarter	72.53	58.28	60.39
2022
First Quarter	67.84	53.40	53.40
Second Quarter	54.09	45.69	45.99
Third Quarter	54.38	41.67	41.67
Fourth Quarter	50.19	40.45	45.23
2023
First Quarter	52.35	43.11	46.89
Second Quarter (through April 26, 2023)	50.40	45.77	46.86

Historical Daily Closing Prices of Citigroup Inc.

 January 1, 2018 through April 26, 2023